Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Forbes Energy Services, Ltd.

3000 South Business Highway 281

Alice, TX 78332

L. Melvin Cooper

361-664-0549

FORBES ENERGY SERVICES ANNOUNCES:

Combination of Forbes Energy Services with US onshore oilfield services business of Superior Energy

Forbes securityholders to own 35% of common stock in the combined company

Alice, Texas December 18, 2019 – Forbes Energy Services Ltd. (“Forbes” or the “Company”) (OTCPK: FLSS) today announced that it entered into a definitive agreement to combine with the U.S. service rig, coiled tubing, wireline, pressure control, flowback, fluid management and accommodations service lines business of Superior Energy Services, Inc. (“Superior Energy”) (OTCQX: SPNV) to create a new, publicly traded, consolidation platform for U.S. completion, production and water solutions (referred to in this press release as Newco).

Under the terms of the merger agreement, holders of Forbes common stock and holders of Forbes’ outstanding convertible PIK notes, which have an outstanding balance, inclusive of accrued interest, of approximately $54 million, will receive, in the aggregate, 50.1% of the voting Class A common stock of Newco (“Class A Stock”), representing a 35% economic interest in Newco, subject to potential adjustment within certain parameters based on the net debt position of Forbes. An aggregate of 1.5% of the shares of common stock of Newco to be received by holders of Forbes common stock and convertible PIK notes will be allocated to the outstanding shares of common stock and 98.5% will be allocated to the convertible PIK notes. The transaction, which is expected to close in the first quarter of 2020, has been unanimously approved by a special committee of Forbes directors and by the boards of directors of each of Forbes and Superior Energy.

It is anticipated that Newco’s Class A Stock will initially trade in the over-the-counter market. Superior Energy has agreed that Newco will list on NASDAQ at such time as Newco satisfies NASDAQ listing criteria.

In connection with the transaction, Ascribe Capital LLC and Solace Capital Partners, L.P., which collectively hold approximately 40% of the outstanding Forbes common stock and approximately 92% of Forbes’ convertible PIK notes, have entered into a voting agreement with Superior Energy, pursuant to which, subject to the terms of the voting agreement, they have agreed to exchange a portion of their convertible PIK notes for Forbes common stock and, after giving effect to this exchange, to vote shares of common stock representing 51% of the outstanding Forbes common stock in favor of the merger. In addition, in connection with the closing of the transaction, Ascribe Capital LLC and Solace Capital Partners, L.P. agreed to contribute approximately $30 million of Forbes term debt held by them to Newco in exchange for preferred stock of Newco that is convertible into Newco common stock.

The transaction is expected to close in the first half of 2020, subject to the approval by Forbes’ stockholders and other customary regulatory approvals, the consummation of an exchange offer by SESI, L.L.C. (“SESI”), a wholly owned subsidiary of Superior Energy, including the acceptance of at least $250 million of its $800 million aggregate principal amount of outstanding 7.125% Senior Notes due 2021, the entering into of an asset-based loan facility of Newco, and other customary closing conditions.

Following the closing of the transaction, Dave D. Dunlap, Chief Executive Officer and President of Superior Energy, will act as Chairman and Chief Executive Officer of Newco, and Brian Moore, Executive Vice President of Corporate Services of Superior Energy, will act as Chief Operating Officer of Newco. The Board of Directors of Newco will consist of Mr. Dunlap plus three independent directors, two of whom will be designated by Superior Energy and one of whom will be designated by Forbes.

John Crisp, Chairman, President and CEO of Forbes, commented: “The combination of Forbes with Superior Energy’s US on-shore oilfield services business will provide Forbes stockholders and convertible noteholders with a meaningful equity ownership position in a U.S. land service consolidation vehicle that will have significantly greater balance sheet flexibility and increased free cash flow generation. We share the conviction of Superior Energy that there are exceptional opportunities to reduce corporate costs, improve asset management, and increase free cash flow generation through increased industry consolidation.”

Compelling Strategic and Financial Benefits of the Transactions:

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Greater Scale and Significant Synergies: Newco expects to generate annualized run-rate cost synergies of approximately $23 million within a year after closing the transaction. Additionally, its sizable, long-life asset base will allow Newco to be extremely competitive across most U.S. on-shore oil and gas basins.

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Improved Balance Sheet: The combined company will be substantially less levered than Forbes, with total net debt of approximately $300 million, and increased financial flexibility to take advantage of consolidation opportunities going forward.

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Trading Market Liquidity: While there can be no assurance that Newco will be able to list on NASDAQ or that a liquid trading market for Newco common stock will develop, over time Forbes anticipates that Newco common stock should become eligible for listing and that Forbes securityholders should enjoy increased liquidity for their investment in Newco.

Advisors

Simmons Energy | A Division of Piper Jaffray & Co. acted as financial advisor to the Forbes special committee and Winstead PC acted as legal advisor. Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to Forbes and Sullivan & Cromwell LLP acted as legal advisor to Ascribe Capital LLC and Solace Capital Partners, L.P. Lazard acted as financial advisor to Superior Energy and Latham & Watkins LLP acted as legal advisor.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of completions-related and production-related services to oil and natural gas companies, primarily onshore in Texas and Pennsylvania. Find additional information about Forbes in documents filed with the SEC at http://www.sec.gov.

Risks Relating to Forbes Business

A description of risk factors can be found in Item 1A of Forbes’ Annual Report on Form 10-K for the year ended December 31, 2018.

No Offer or Solicitation

This Press Release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, any offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, Newco will file a registration statement on Form S-4, including a joint proxy statement/prospectus of Newco and Forbes, with the SEC. SECURITY HOLDERS OF FORBES ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus (when available) and other relevant documents filed by Superior Energy, Forbes and Newco with the SEC may be obtained from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the joint proxy statement/prospectus and other relevant documents (when available) from www.forbesenergyservices.com. Security holders may also read and copy any report, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC website for further information on the public reference room.

Participants in the Solicitation

Forbes and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Forbes security holders with respect to the transaction. Information about these persons is set forth in Forbes’ proxy statement relating to its 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2019, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which will be filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements concerning Forbes, Superior Energy, Newco and the proposed transaction between Forbes and Superior Energy. All statements other than statements of fact, including information concerning future results, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction, including anticipated future financial and operating results, synergies, accretion and growth rates, Forbes’, Superior Energy’s and the combined company’s plans, objectives, expectations and intentions, and the expected timing of completion of the proposed transaction. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the failure to obtain, or delays in obtaining, required regulatory approvals, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction, or the failure to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement; adverse effects on the market price of Forbes’ common stock and on Forbes’ operating results because of a failure to complete the proposed transaction in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the proposed transaction on the expected terms or timing or at all; the ability of Forbes or and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of Forbes’ or Newco’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the transaction on the market price of Forbes’ common stock and on Forbes’ operating results, including as a result of changes in key customer, supplier, employee or other business relationships; uncertainties with respect to the eligibility of Newco to list its common stock on NASDAQ or another national securities exchange and as to the timing of any such listing; significant transaction costs, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; costs or difficulties related to the integration of Forbes’ operations into the combined company’s; the risk of litigation or regulatory actions; effects on the ability of Forbes or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the merger agreement during the pendency of the proposed transaction could adversely affect Forbes’ ability to pursue business opportunities or strategic transactions; effects of changes in the regulatory environment in which Forbes and Newco operate; changes in global, political, economic, business, competitive and market conditions; changes in tax and other laws and regulations; and other risks and uncertainties detailed in the registration statement on the Form S-4 filed with the SEC in connection with the proposed transaction, as well as in Forbes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operation,” as well as in its subsequent reports on Form 8-K, and to be detailed in the Form S-4, all of which are or will be filed with the SEC and available at www.sec.gov. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Given these risks and uncertainties, persons reading this communication are cautioned not to place undue reliance on such forward-looking statements. Forbes assumes no obligation to update or revise the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

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